SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              -------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934




Date of Report (date of
earliest event reported):                 September 23, 1998



Commission      Registrant, State of Incorporation,         I.R.S. Employer
File Number     Address and Telephone Number                Identification No.
----------      ----------------------------------          ------------------
1-6047          GPU, Inc.                                       13-5516989
                (a Pennsylvania corporation)
                300 Madison Avenue
                Morristown, New Jersey 07962-1911
                Telephone (973) 455-8200


1-446           Metropolitan Edison Company                     23-0870160
                (a Pennsylvania corporation)
                2800 Pottsville Pike
                Reading, Pennsylvania 19605
                Telephone (610) 929-3601


1-3522          Pennsylvania Electric Company                   25-0718085
                (a Pennsylvania corporation)
                2800 Pottsville Pike
                Reading, Pennsylvania 19605
                Telephone (610) 929-3601



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ITEM 5.     OTHER EVENTS.
            -------------
      As previously reported, on June 30, 1998 the Pennsylvania Public Utility Commission ("PaPUC") issued orders in the restructuring proceeding involving Metropolitan Edition Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec"). Met-Ed and Penelec subsequently filed appeals from such orders with the Pennsylvania Commonwealth Court and a complaint with the United States District Court challenging the orders on various constitutional and other grounds.

      On September 23, 1998, Met-Ed, Penelec, the PaPUC and other parties to the restructuring proceedings entered into Settlement Agreements resolving all issues between the parties. On September 24, 1998, the PaPUC issued a Tentative Order approving the Settlement Agreements. The Settlement Agreements provide:


- A Transmission & Distribution tariff rate which provides adequate funding for maintaining the reliability of the Met-Ed and Penelec electric distribution systems;


- A rate reduction from January 1, 1999 through December 31, 1999, for all customers whether they shop for electricity or not (2.5 percent for Met-Ed customers and 3.0 percent for Penelec customers);


- The ability of all customers to participate in electric choice on January 1, 1999 -- two years sooner than called for in the Pennsylvania Electricity Competition Act;


- A greater opportunity for savings than the original PaPUC orders provided for customers who shop. (Customers will receive a higher "price to compare" or "shopping credit." Customers will save money if they buy electricity from another supplier that charges less than the price to compare. The average price to compare in 1999 will be 4.350 cents per kilowatt-hour for Met-Ed, or 16 percent higher than the PaPUC's original order, and 4.404 cents per kilowatt-hour for Penelec, or 18 percent higher than the PaPUC's original order. Actual prices will vary by customer rate class);


-     Adequate   assurance  of  full  recovery  of  the  above-market  costs  of government-mandated contracts to buy electricity from non-utility generators (Beginning in 2005, the amount collected would be "trued up" for every five years over the lives of the contracts);


- A rate cap for the cost of delivering electricity (transmission and distribution) until 2004, three-and-one-half years longer than the period called for in the Competition Act (with the exception of a pending federal order requiring a transmission rate increase in Pennsylvania);

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-     A rate cap for electricity purchased from GPU Energy, as provider of last resort, until 2010;


-     PaPUC approval for Met-Ed and Penelec to sell their generating stations;


- Recovery of $658.14 million in stranded costs for Met-Ed over 12 years and $332.16 million for Penelec for over 11 years. (These amounts reflect the effects of using the estimated net proceeds from selling GPU Energy's generating plants to reduce stranded costs and will be adjusted by the actual amounts resulting from selling the plants.);


- $2.7 million assistance in 1999 for low-income customers of Met-Ed and $3.4 million assistance in 1999 for low-income Penelec customers;


- A sustainable energy fund to promote the development and use of renewable energy and clean energy technologies with one-time payments in 1998 of $5.7 million for Met-Ed and of $6.4 million from Penelec customers;


- The ability of some customers who shop to choose another licensed supplier to provide metering services beginning January 1, 1999, and billing services beginning January 1, 2000; and


- A phase-in of competitive bidding beginning no later than June 1, 2000, for other suppliers to be the "provider of last resort" for customers.


      In its Tentative Order, the PaPUC directed that parties may submit comments to the terms of the Settlement Agreements by October 8, 1998. Met-Ed and Penelec expect the PaPUC to take final action on the Settlement Agreements on October 16, 1998. As a result of the Settlement Agreements, the majority of GPU's second quarter non-recurring charge of $2.16 per share will be reversed in the third quarter. In addition, charges to account for specific effects of the Settlement Agreements related to customer refunds and environmental payments will also be recorded in the third quarter. The net effect of all these items will amount to a charge to year-to-date earnings of approximately $0.36 to $0.42 per share. Details will be included when results are announced for the third quarter. Met-Ed and Penelec will also request dismissal of the pending Commonwealth Court and U.S. District Court litigation in accordance with the Settlement Agreement.

      A copy of GPU's related news release and the PaPUC's order granting tentative approval to the Settlement Agreements are attached as exhibits.

Item 7.     Financial Statements, Pro Forma Financial Information and
Exhibits.

      (c)   Exhibits

            1. GPU Energy News Release, dated September 24, 1998.

            2. PaPUC Tentative Order, dated September 24, 1998.



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                                    SIGNATURE

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANTS HAVE DULY CAUSED THIS REPORT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.


                              GPU, INC.
                              METROPOLITAN EDISON COMPANY
                              PENNSYLVANIA ELECTRIC COMPANY



                              By: /s/ T. G. Howson
                                 ---------------------
                                T. G. Howson, Vice President
                                and Treasurer


Date:   October 2, 1998